Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

NIRE 33.3.0029520-8

Publicly-Held Company

EXCERPT OF THE MINUTES OF THE 159TH MEETING OF THE BOARD OF DIRECTORS HELD ON JUNE 21, 2017.

In my capacity as secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (5) of the Minutes of the 159th Meeting of the Board of Directors of Oi S.A. – In Judicial Reorganization held on June 21, 2017 at 9:30 a.m., at Praia de Botafogo No. 300, 11th floor, room 1101, Botafogo - Rio de Janeiro (RJ), contains the following excerpt:

“Finally, moving on to item (5) of the Agenda, the appointment to the Board of Directors was submitted, pursuant to the sole paragraph of Article 31 of the Company's Bylaws and Art. 150 of the Brazilian Corporations Law, of members to two alternate director positions that are currently vacant on the Board of Directors, whose possession would be conditioned to the prior consent of the National Telecommunications Agency - Anatel, pursuant to the Control and Transfer Determination Regulation Of Telecommunication Companies, approved by Resolution No. 101/99. The meeting was then debated and the following nominations were approved: (a) Mr. Marcio Guedes Pereira Junior, Brazilian, married, administrator, bearer of identity card number SSP/SP 10,152,474 issued by and registered under the tax authority under CPF/MF No. 050.958.058-04, resident and domiciled in the City and State of São Paulo, with a business address at Rua Gomes de Carvalho, 1069, Suite 74, Vila Olimpia, São Paulo - SP, CEP 04547-005, as alternate member for Mr. Jose Mauro Mettrau Carneiro da Cunha; and (b) Mr. William Connel Steers, Canadian, married, administrator, bearer of Canadian passport No. HP011688, valid until November 17, 2026, as alternate member for Mr. André Cardoso de Mendes Navarro; provided that the assumption of these positions are conditioned to the prior consent of the National Telecommunications Agency (ANATEL), pursuant to the Control and Transfer of Control Regulation in Telecommunication Services Companies approved by Resolution No. 101/99. Both nominees to be members of the Board of Directors as alternate members have declared that they are not involved in any of the crimes foreseen by law that prevent them from holding the position for which they were appointed, and have provided the statement that is dealt with in §4 of article 147 of the Law 6,404/76.”

All members of the Board of Directors were present and affix their signatures below: José Mauro M. Carneiro da Cunha, Thomas Reichenheim, João do Passo Vicente Ribeiro, André Cardoso de M. Navarro, João Manuel Pisco de Castro, Luís Maria Viana Palha da Silva, Marcos Duarte Santos, Ricardo Reisen de Pinho, Demian Fiocca, Hélio Calixto da Costa and Pedro Zañartu G. Morais Leitão.

Rio de Janeiro, June 21, 2017.

José Augusto da Gama Figueira

Secretary